Advisory Board Member

NAME YEAR OF BIRTH YEAR ELECTED # OF PORTFOLIOS IN
FUND COMPLEX OVERSEEN BY TRUSTEE

William H. Wright II
YOB: 1960
Advisory Member
Appointed: 2016

PRINCIPAL OCCUPATION(S) DURING PAST 5 YEARS AND OTHER
DIRECTORSHIPS HELD BY TRUSTEE

Director (since 1999) and Chairman (since 2010), Josiah Macy Foundation; Director of Mount Sinai Health Systems (since
1999); Retired Managing Director of Morgan Stanley (1982-2010); Member of Yale University Council (2001-2012);
Chairman of the Board of Yale Alumni Fund (2004-2006).





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AMENDED AND RESTATED BYLAWS

   Effective April 7, 2016, the Fund's Board amended and restated in its entirety the Bylaws of the Fund (the "Amended and Restated Bylaws"). The Amended and Restated Bylaws include, among other revisions, a revised advanced notice provision for shareholder nominees for Trustees and proposals for other business that provides for a window of 150 to 120 days prior to the anniversary of the prior year's proxy statement date. The foregoing description of any revisions made in the Amended and Restated Bylaws is qualified in its entirety by the full text of the Amended and Restated Bylaws effective as of April 7, 2016, which are available by writing to the Secretary of the Fund at 101 Munson Street, Greenfield, MA 01301-9668.